Exhibit 10.1

FIRST AMENDMENT TO LEASE

Menlo Business Park

1555 Adams Drive

Menlo Park, California

This First Amendment to Lease (this “Amendment”) is entered into as of December 17, 2014 (the “Effective Date”), by and between MENLO PREHC I, LLC, a Delaware limited liability company, MENLO PREPI I, LLC, a Delaware limited liability company, and TPI INVESTORS 9, LLC, a California limited liability company (collectively, “Lessor”), and INTERSECT ENT, INC., a Delaware corporation (“Lessee”).

RECITALS

A. Menlo Business Park, LLC, a California limited liability company (“Original Lessor”), and Lessee entered into that certain Lease dated March 2, 2012 (the “Original Lease”), for the certain Premises consisting of approximately 32,458 rentable square feet referred to as Suite “B” of Building 17, located at 1555 Adams Drive, Menlo Park, California 94025 (the “Original Premises”). Lessor acquired the lessor/landlord’s interest in the Premises from Original Lessor.

B. Lessor and Lessee now wish to enter into this Amendment to modify the Lease and provide for the expansion of the Original Premises to include approximately 15,115 rentable square feet referred to as Suite “A” on the First Floor of the Building as more particularly described in Exhibit A-1, attached (the “Expansion Premises”) plus that certain Storage Mezzanine Area consisting of approximately 2,800 rentable square feet on the Second Floor of the Building as more particularly described in Exhibit A-2, attached (the “Mezzanine Storage Area”), to extend the Term of the Lease for the Original Premises and to amend the Lease in certain other respects, on the terms set forth in this Amendment.

AGREEMENT

NOW, THEREFORE, the parties agree as follows:

1. Lease Definitions: Except as specifically provided herein to the contrary, terms defined in the Lease, which are used in this Amendment, shall have the same meaning as in the Lease.

2. Extension of Term for Original Premises. As of the Effective Date hereof, the term of the Lease for the Original Premises shall be extended for a period of sixty (60) months (the “Extension Term”) commencing as of June 1, 2015 and expiring on May 31, 2020 (the “Expiration Date”), unless sooner terminated in accordance with the provisions of this Lease. Upon the expiration or earlier termination of the Lease, Lessee shall vacate and surrender to Lessor the Premises in the condition required by the Lease, subject to the terms of Section 10 below.

3. Expansion Premises Commencement Date. The Expansion Premises shall be added to the Original Premises effective as of the later to occur of (a) April 1, 2015 and (b) the earlier to occur of (i) the date Lessee commences occupancy of all or any portion of the Expansion Premises for purposes of conducting the Use permitted as more particularly described in Section 8 of the Original Lease or (ii) the date the Tenant Improvements have been Substantially Completed (as defined in Section 13(d) of the Original Lease) (the “Expansion Premises Commencement Date”). The term of the Lease for the Expansion Premises shall commence on the Expansion Premises Commencement Date and shall expire on the Expiration Date, unless sooner terminated in accordance with the provisions of this Lease or as permitted by law. The lease of the Expansion Premises shall be upon the same terms and conditions as with respect to the Original Premises, except that (i) the Monthly Rent for the Original Premises and Expansion Premises shall be determined as set forth in Section 5 below; (ii) Lessee’s Share of Additional Rent shall be determined as set forth in Section 6 below; and (iii) except as explicitly set forth in this Amendment, Lessee shall accept the Expansion Premises in its “as is” condition. Upon the Expiration Date or earlier termination of the Lease, Lessee shall vacate and surrender to Lessor the Expansion Premises in the condition required by the Lease, subject to the terms of Section 10 below. The Expansion Premises together with the Original Premises shall constitute a total rentable square footage of approximately 47,573 rentable square feet, and all references in the Lease to “Premises” shall mean and refer, collectively, to the Original Premises and Expansion Premises, upon the addition thereof on the Expansion Premises Commencement Date.

4. Mezzanine Storage Area Commencement Date. The Mezzanine Storage Area shall be added to the Original Premises effective thirty (30) days following Lessee’s receipt of Lessor’s Mezzanine Storage Area Commencement Date Notice. Lessor shall provide such Notice at any time not less than six (6) months and not more than twelve (12) months following the Effective Date of this Amendment (the “Mezzanine Storage Area Commencement Date”). The term of the Lease for the Mezzanine Storage Area shall commence on the Mezzanine Storage Area Commencement Date and shall expire on the Expiration Date, unless sooner terminated in accordance with the provisions of this Lease or as permitted by law. The lease of the Mezzanine Storage Area shall be upon the same terms and conditions with respect to the Original Premises, except that (i) the Monthly Rent for the Mezzanine Storage Area shall be determined as set forth in Section 5(c) below; and (ii) Lessee shall accept the Mezzanine Storage Area in its “as is” condition. Upon the Expiration Date or earlier termination of the Lease, Lessee shall vacate and surrender to Lessor the Mezzanine Storage Area in the condition required by the Lease, subject to the terms of Section 10 below. The Mezzanine Storage Area, the Expansion Premises together with the Original Premises shall constitute a total rentable square footage of approximately 50,373 rentable square feet, and all references in the Lease to “Premises” shall mean and refer, collectively, to the Original Premises, Expansion Premises and the Mezzanine Storage Area, upon the addition thereof on the Mezzanine Storage Area Commencement Date.

5. Monthly Base (or Gross) Rent During the Extension Term.

(a) Original Premises. The Monthly Base Rent for the Original Premises for the time period between the Effective Date of this Amendment and the commencement of the Extension Term shall be governed by the Original Lease. During the Extension Term, the Monthly Base Rent for the Original Premises shall be as follows:

Period	Sq. Ft.	Rent/SF/Mo./NNN	Amount/Month
6/1/15 – 9/30/2015	32,458	$0.00	$0.00
10/1/15 – 5/31/2016	32,458	$2.50	$81,145.00
6/1/16 – 5/31/2017	32,458	$2.58	$83,741.64
6/1/17 – 5/31/2018	32,458	$2.65	$86,013.70
6/1/18 – 5/31/2019	32,458	$2.73	$88,610.34
6/1/19 – 5/31/2020	32,458	$2.81	$91,206.98

(b) Expansion Premises. The Monthly Base Rent for the Expansion Premises shall be as follows:

Period	Sq. Ft.	Rent/SF/Mo./NNN	Amount/Month
Expansion Premises Commencement Date - Last day of Month 7*	15,115	$0.00	$0.00
Months 8 – 12	15,115	$2.50	$37,787.50
Months 13 – 24	15,115	$2.58	$38,996.70
Months 25 – 36	15,115	$2.65	$40,054.75
Months 37 – 48	15,115	$2.73	$41,263.95
Months 49 – 5/31/2020	15,115	$2.81	$42,473.15

*	Months denoted in this Section 5(b) refer to the months counted from the Expansion Premises Commencement Date.

(c) Mezzanine Storage Area. From and after the later of (i) the Mezzanine Storage Area Commencement Date and (ii) October 1, 2015, and through the initial Expiration Date (May 31, 2020), the Monthly Gross Rent for the Mezzanine Storage Area shall be as follows:

Sq. Ft.	Gross Rent/rsf/Mo.	Amount/Month
2,800	$1.20	$3,360

Provided Lessee properly exercises its Option to Extend described in Section 8, below, the Gross Rent per rentable square foot per month shall be adjusted on June 1, 2020 to 100% of current fair market rental for the Mezzanine Storage Area which shall be calculated to be the then current fair market rental for “Cold Shell” space as that term is defined in the real estate industry in Menlo Park, California, the (“Mezzanine Storage Extended Term Rate”). If the parties cannot agree on a Mezzanine Storage Extended Term Rate, then the parties shall follow the appraisal procedures set forth in Section 3(c) of the Original Lease for “Cold Shell” space. Monthly Base Rent for the Original Premises and Expansion Premises and Monthly Gross Rent for the Mezzanine Storage Area shall be payable in monthly installments in advance on the first day of each month without deduction or offset and without prior demand or notice.

Concurrently with the execution of this Amendment by Lessee, Lessee shall pre-pay the first (1st) full month’s Rent payable for the Extension Term which sum equals One Hundred Eighteen Thousand, Nine Hundred Thirty-Two and 52/100s Dollars ($118,932.50).

Unless otherwise instructed by Lessor, Lessee shall pay all Rent to Menlo Park Portfolio at P.O. Box 310300 (Property: 435020), Des Moines, Iowa 50331-0300.

6. Additional Rent; Operating Expenses and Taxes.

(a) From and after the Expansion Premises Commencement Date, the Lease is hereby amended to provide that Lessee’s Share of Operating Expenses of the Property shall be 100% and Lessee’s Share of Operating Expenses and Taxes of Menlo Business Park shall be 5.95%. Notwithstanding that Lessee shall have free Monthly Base Rent for the Original Premises and the Expansion Premises as set forth in Section 5(a) and Section 5(b) above, respectively, Lessee shall still be required to pay Lessee’s Share of Operating Expenses for the Property and Lessee’s Share of Operating Expenses and Taxes for the Menlo Business Park during such free Monthly Base Rent periods, without any offset or adjustment.

(b) Lessee’s right to audit Lessor’s books and records set forth in Section 5(e) of the Original Lease shall remain in effect for the Term of the Lease, as extended hereby, and shall apply with respect to the Original Premises, Expansion Premises, and if applicable, the Mezzanine Storage Area.

7. Condition of the Expansion Premises on the Expansion Premises Commencement Date. Lessor represents and warrants that as, of the Expansion Premises Commencement Date, it will obtain a temporary or permanent Certificate of Occupancy for the Expansion Premises. On the Expansion Premises Commencement Date, Lessor shall deliver the Expansion Premises and all of the systems of the Premises in good operating condition and repair, including, but not limited to, the HVAC, mechanical, lighting, electrical, life safety, and plumbing systems, structural systems and all windows and the roof in water tight condition, and in compliance with all applicable laws. Should the Expansion Premises be found to not be in compliance with this Section 7 of the Amendment on the Expansion Premises Commencement Date or within the first ninety (90) days of the Extension Term, provided Lessee provides Lessor with written notice of the need for repair with a reasonable description thereof on or before the expiration of the ninetieth (90th) day following the Expansion Premises Commencement Date, Lessor agrees to remedy such non-compliance, at its sole cost and expense (and not as a charge to or Operating Expense payable by Lessee) within a reasonable amount of time following its receipt of Lessee’s notice hereunder.

8. Option to Extend. Lessee shall have one (1) option to extend the term of the Lease for the entire Premises (the Original Premises, the Expansion Premises and the Mezzanine Storage Area) for one period of either thirty-six (36), at Lessee’s sole discretion, immediately following the Expiration Date as modified by this Amendment, pursuant to the terms of Section 3 of the Original Lease.

9. Tenant Improvements. Upon execution of this Amendment, Lessor shall cause to be constructed certain improvements and modifications to the Original Premises and the

Expansion Premises substantially consistent with those described on Exhibit B attached hereto (the “Tenant Improvements”) at Lessor’s sole cost and expense, including constructing new restrooms within the Original Premises, remodeling the restrooms in the Expansion Premises (both as currently described in Exhibit B) and performing the following work with respect to the HVAC system: At the conclusion of the work described as the Tenant Improvements, Lessor’s HVAC contractor shall, at Lessor’s cost, “tent” the HVAC supplies in both the Original Premises and the Expansion Premises (excepting the Lessee’s clean room) and shall test the HVAC system and each supply/register for conformity with original design specifications with respect to air supply volume in cubic feet per minute. If any HVAC supply/register is found to be out of compliance with original design specifications which non-compliance is NOT the result of any change by Lessee (“change” to include the placement of office equipment, prior re-balancing of the system by or on behalf of Lessee, or any other Lessee alteration or act which results in said non-compliance) then Lessor shall, at its sole cost and expense, undertake to re-balance the non-compliant HVAC supply/register so as to bring each back into compliance with original design specifications. Where the non-compliance with original design specifications is the result of a “change” by Lessee, Lessor shall have no obligation to re-balance or otherwise bring the affected HVAC supplies/registers into compliance hereunder. Lessor agrees to undertake any Title 24 or other legal compliance upgrades required as a result of the Tenant Improvements, and to install two (2) additional electric vehicle charging stations in a mutually agreeable location. The Tenant Improvements shall be constructed in accordance with all applicable laws and the terms of this Lease, in a diligent and good and workmanlike manner, free of defects and using new materials and equipment of good quality. Lessee’s execution of this Amendment will constitute Lessee’s acknowledgment that the drawing and construction bid attached as Exhibit B correctly depict the proper layout and design for all improvements to the Premises desired by Lessee. Should Lessee desire to make any changes to Exhibit B, Lessee shall submit a reasonably descriptive “change order”, Lessor shall promptly approve or deny such requested change (and if so denied, with a reasonable explanation therefor), and if/when such change is approved, Lessee shall promptly pay to Lessor any increase in cost to perform the Tenant Improvements resulting from such change and Lessor shall not be liable for any delay resulting therefrom. Lessor shall have no obligation to proceed with the change until such payment is received from Lessee. Upon delivery of the Expansion Premises, Lessee shall coordinate a walk-through of the Expansion Premises, and Lessor and Lessee shall complete a punch list indicating any minor deficiencies in the Tenant Improvements, which do not materially interfere with Lessee’s ability to conduct business operations at the Premises (“Punch List”). Lessor shall promptly cause such items set forth in the Punch List to be completed as required for compliance with the Tenant Improvements.

10. Restoration . Notwithstanding anything to the contrary in the Lease, Lessor agrees to waive its right to require the Lessee to restore the Premises to its original condition with respect to: (i) any lessee improvements or Alterations within the Original Premises as of the Effective Date of this Amendment and (ii) with respect to the Tenant Improvements described in Exhibit B. This waiver shall not apply to any lessee improvements or Alterations made by or on behalf of the Lessee other than as provided herein, including any such made after the Expansion Premises Commencement Date.

11. Security Deposit.

(a) Lessee and Lessor acknowledge that Lessee has deposited Ninety-Two Thousand, Nine Hundred Seventy-Three and 68/100s Dollars ($92,973.67), in cash, with Lessor pursuant to the Original Lease as security for the performance of Lessee’s obligations thereunder. Concurrently with the execution of this Amendment, Lessee shall deposit an additional One Hundred Forty-Four Thousand, Eight Hundred Ninety-One and 32/100s Dollars ($144,891.33) with Lessor as an increase in the Security Deposit. The Security Deposit paid by Lessee totaling Two Hundred Thirty-Seven Thousand, Eight Hundred Sixty-Five and no/100s ($237,865.00), shall be held and applied as set forth in Section 7 of the Original Lease and such amount shall be returned to Lessee following the Expiration Date in accordance with the terms of the Lease.

(b) Notwithstanding the preceding Section 10(a), following the expiration of the thirty-seventh (37th) month of the Extension Term (approximately June 30, 2018), provided that no Event of Default has occurred during the Lease Term, then, the Security Deposit shall be reduced effective as of the first (1st) day of the thirty-eighty (38th) month of the Extension Term by the amount of One Hundred Eighteen Thousand, Nine Hundred Thirty-Two and 50/100s ($118,932.50) leaving a Security Deposit remaining on account with Lessor of One Hundred Eighteen Thousand, Nine Hundred Thirty-two and 50/100s ($118,932.50) for the balance of the Extension Term. Should an Event of Default occur at any time prior to such reduction, this Section 11(b) shall become null and void and of no further force or effect, leaving the full amount of the Security Deposit described in Section 11(a) above in place.

12. Furniture. Exhibit C [to be determined as soon as reasonably practicable following the Effective Date] shall contain a list of all furniture and equipment owned by Lessor which Lessor desires to make available for Lessee’s use during the Lease Term and Lessee acknowledges its acceptance of said furniture, subject to the terms and conditions of this Section 12 (collectively, the “Furniture”). The Mezzanine Storage Area will be delivered to Lessee free and clear of any Furniture. Lessor hereby grants to Lessee a license to use such Furniture during the Term hereof, and Lessee agrees to accept such Furniture in its “AS IS” “WHERE IS” and “WITH ALL FAULTS” condition and Lessee agrees to use the Furniture at its own risk. Lessee shall use such Furniture with care and maintain it so as to return the same to Lessor upon Lessee’s surrender of the Premises in substantially the same condition as it was in as of the Effective Date, reasonable wear and tear excluded. If at any time during the Term, Lessee desires to cease using all or part of the Furniture and in any event prior to surrender of the Premises, Lessee agrees to pay Lessor’s vendor (currently Luis Soto) to remove all or part of the Furniture used by Lessee in the Expansion Premises (and Original Premises too, if applicable under the Lease) and to return the same to Lessor’s designated Furniture storage area.

13. Signage. During the term of the Lease for the Expansion Premises, Lessee shall be entitled to 100% of the signage available for lessees of the Building, including monument signage, in accordance with Section 26 of the Lease, including that all such signage shall be subject to compliance with the Menlo Park sign ordinances and regulations and shall be subject to Lessor’s prior approval as to the location, size and design thereof.

14. Parking. During the term of the Lease for the Expansion Premises, Lessee shall be entitled to use an additional forty-six (46) unreserved parking spaces and additional three (3) reserved on-site vehicular parking spaces in the parking area for the Building in accordance with the terms and conditions applicable to parking as set forth in Section 28 of the Lease.

15. Notices. All notices, demands, consents or approvals (collectively, “Notices”) which may or are required to be given by either party to the other under this Lease shall be in writing and shall be deemed to have been fully given (a) when received or refused, if personally delivered, (b) upon sender’s written confirmation of facsimile transmission to the fax numbers set forth below; provided that any facsimile confirmed as received after 5:00 Pacific Standard Time shall be deemed received the next day and further provided that such evidence of confirmation and notice is also promptly delivered by one of the methods described in subsections (a), (c) or (d) of this Paragraph 13, (c) seventy two (72) hours after being deposited in the United States mail, postage prepaid, sent by Certified or Registered Mail, or (d) twenty-four (24) hours after being deposited with a nationally recognized overnight courier service. Each Notice shall be addressed to Lessor and Lessee at the following address or facsimile number, or to such place as either party may from time to time designate in a written notice to the other party:

Lessor:

Menlo Business Park Portfolio

c/o Tarlton Properties, Inc.

1530 O’Brien Drive, Suite C

Menlo Park, California 94025

Attention: John C. Tarlton, President

Telephone: (650) 330-3600

Facsimile Number: (650) 330-3636

Lessee:	INTERSECT ENT, INC. 1555 Adams Drive, Suite B Menlo Park, California 94025 Attention: Jeri Hilleman Telephone: (650) 641-2105

16. Assignment and Subletting. Subsection 17(b)(3) of the Original Lease is hereby deleted and Section 17(b) is amended so that Lessor shall not have the right to recapture the Premises (or any portion thereof) upon Lessee’s request for Lessor’s consent to an assignment or subletting; it being understood that Lessor’s sole option with respect to a request for such consent is to either approve or deny the same.

17. Brokerage Fees. Lessor shall pay or cause to be paid a leasing commission to Newmark Cornish and Carey ( NCC), Lessee’s broker, and a leasing commission to Kidder Mathews, Lessor’s broker. Each party represents and warrants to the other party that it has not had any dealings with any real estate broker, finder, or other person with respect to this Amendment other than NCC who has acted as the sole agent for Lessee, and Kidder Mathews who has acted as an exclusive leasing agent for Lessor, and each party shall hold harmless the other party from all damages, expenses, and liabilities resulting from any claims that may be asserted against the other party by any broker, finder, or other person with whom the other party has purportedly has dealt, other than the above named brokers.

18. No Further Amendment. Except as otherwise expressly modified by this Amendment, all terms and conditions of the Lease shall remain in full force and effect.

19. General Provisions.

(a) Conflicts. If any provision of this Amendment conflict with the Lease, the provisions of this Amendment shall control.

(b) Binding Effect. Each and all of the provisions of this Amendment shall be binding upon and inure to the benefit of the parties hereto, and except as otherwise specifically provided elsewhere herein or in the Lease, their respective heirs, executors, administrators, successors and assigns, subject at all times, nevertheless, to all agreements and restrictions contained elsewhere herein or in the Lease with respect to the assignment, transfer, encumbering, or subletting of all or any part of Lessee’s interest in the Lease, as amended hereby, or in the Premises.

(c) California Civil Code Section 1938. Lessee hereby waives any and all rights under and benefits of California Civil Code Section 1938 and acknowledges that neither the Building nor the Premises has undergone inspection by a Certified Access Specialist (CASp). Lessee shall not engage any CASp to inspect the Premises without Lessor’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. Lessor may require that Lessee select a CASp approved by Lessor for any inspection of the Premises.

(d) Utility Billing Information. In the event that the Lessee is permitted and elects to contract directly for the provision of electricity, gas and/or water services to the Premises with the third-party provider thereof (all in Lessor’s reasonable discretion), Lessee shall within ten (10) business days following its receipt of written request from Lessor, provide Lessor with a copy of each requested invoice from the applicable utility provider. Lessee acknowledges that pursuant to California Public Resources Code Section 25402.10 and the regulations adopted pursuant thereto (collectively the “Energy Disclosure Requirements”), Lessor may be required to disclose information concerning Lessee’s energy usage at the Building to certain third parties, including, without limitation, prospective purchasers, lenders and tenants of the Building (the “Lessee Energy Use Disclosure”). Lessee hereby (A) consents to all such Lessee Energy Use Disclosures, and (B) acknowledges that Lessor shall not be required to notify Lessee of any Lessee Energy Use Disclosure. Further, Lessee hereby releases Lessor from any and all losses, costs, damages, expenses and liabilities relating to, arising out of and/or resulting from any Lessee Energy Use Disclosure. The terms of this Section 17(d) of the Amendment shall survive the expiration or earlier termination of this Lease.

(e) Severability. Any provision or provisions of this Amendment which shall be found to be invalid, void or illegal by a court of competent jurisdiction, shall in no way affect, impair, or invalidate any other provisions hereof, and the remaining provisions hereof shall nevertheless remain in full force and effect.

(f) Authority. Each party represents to the other that the persons signing this Amendment on its behalf are properly authorized to do so.

(g) Effectiveness. No binding agreement between the parties pursuant hereto shall arise or become effective until this Amendment has been duly executed by both Lessee and Lessor and a fully executed copy of this Amendment has been delivered to both Lessee and Lessor.

(h) Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.

(i) SNDA. Lessor shall use commercially reasonable efforts to cause the beneficiary of any deed of trust executed by Lessor as trustor to execute a subordination, non-disturbance and attornment agreement in a form reasonably satisfactory to Lessor, Lessee and such beneficiary which (1) provides that this Lease shall not be terminated so long as Lessee is not in default under this Lease, and (2) that upon acquiring title to the Property by foreclosure or otherwise such holder shall recognize all of Lessee’s rights hereunder which accrue thereafter; provided, however, that Lessor’s failure to do so shall not constitute a default by Lessor or permit Lessee to terminate this Lease.

(j) Rooftop Rights. Lessee acknowledges that Lessor currently has certain rooftop equipment in place on the Building roof and agrees not to do anything which would cause damage to or interfere with the current rooftop equipment or its operation. From and after the Effective Date, with respect to the Original Premises, and after the Expansion Premises Commencement Date, with respect to Expansion Premises, Lessee may, for its exclusive use and subject at all times to Lessee’s compliance with all Applicable Laws with respect thereto, utilize the existing steel pad on the roof top (approximately 5,000 sq.ft.) and the existing pad immediately adjacent to the West side of the Building for purposes consistent with its Use defined in Section 8 of the Original Lease. Prior to installing any equipment or making any physical changes with respect to the rights granted hereunder, Lessee shall request Lessor’s prior written consent thereto. The provisions of Section 14 of the Original Lease shall apply to Lessee’s use of the pads hereunder (it being noted for the record that all alterations or equipment installations with respect to the rooftop pad and the ground level pad are subject to Lessor’s prior written consent and do not qualify for avoiding Lessor’s prior written consent under Section 14(d)). Lessor may require Lessee to utilize Lessor’s roofing contractor for work on the roof. The parties agree that any work by Lessee which may negatively affect or void Lessor’s roof warranty shall be grounds for the reasonable denial of consent to such work. Lessor agrees not to knowingly engage in any activity which materially negatively impacts Lessee’s use of the rooftop pad or any equipment installed with Lessor’s permission hereunder.

[Signature on Following Page]

IN WITNESS WHEREOF, Lessor and Lessee have duly executed this Amendment as of the Effective Date first set forth above.

“Lessee”		“Lessor”

INTERSECT ENT, INC.		MENLO PREHC I, LLC, a Delaware
a Delaware corporation		limited liability company

		By:	PRINCIPAL REAL ESTATE
By:	/s/ Lisa Earnhardt		INVESTORS, LLC, a Delaware
Name:	Lisa Earnhardt		limited liability company, its
Title:	CEO		authorized signatory

		By:	/s/ Jay Fisher, Assistant Managing
Director, Asset Management

		By:	/s/ Michael S. Benson, Assistant
Managing Director, Asset Management

MENLO PREPI I, LLC, a Delaware
limited liability company

		By:	PRINCIPAL REAL ESTATE
INVESTORS, LLC, a Delaware
limited liability company, its
authorized signatory

		By:	/s/ Jay Fisher, Assistant Managing
Director, Asset Management

		By:	/s/ Michael S. Benson, Assistant
Managing Director, Asset Management

TPI INVESTORS 9, LLC,
a California limited liability company,

		By:	/s/ John C. Tarlton
		Name:	John C. Tarlton
		Title:	Manager

EXHIBIT A-1

First Floor Plan

A-1

Exhibit A-2

Second Floor Plan

A-2

EXHIBIT B

Tenant Improvements

Tarlton Properties, Inc. Summary Sheet

Project:	Intersect ENT
Project Address:	1555 Adams Drive
Contractor:	CP Construction
Budget Basis:	DES Program & Tenant Meeting
Construction Area:	47,573 SF (approx)

Category	Sub-Total	Cost Per SF
Demolition	30,000	0.63
Electrical	105,000	2.21
HVAC	40,000	0.84
Plumbing	40,000	0.84
Walls	35,000	0.74
Doors	15,000	0.32
T-Bar Ceiling	15,000	0.32
Saw Cut and Patch	15,000	0.32
Painting	20,000	0.42
Fire Sprinklers	30,000	0.63
Fencing	15,000	0.32
Flooring	75,000	1.58
Fire Alarms	15,000	0.32
Machine Shop Relocate	3,000	0.06
Final Janitorial	1,000	0.02
FM200 System for Server Room	-	-
Emergency Generator	-	-
Folding Wall (Allowance)	30,000	0.63
Refresh Restroom Core Finishes (East st Floor) (allowance)	75,000	1.58
Restroom Core finishes (West 1st floor) (allowance)	70,000	1.47
Casework (allowance)	20,000	0.42
Allowance for upgraded finishes in lobby/office areas	22,000	0.46
SUBTOTAL	**671,000**	14.10
Overhead and Profit	67,100	1.41
Project Manager	20,000	0.42
Sub-Total Hard Costs & Projected GMP	758,100	15.94
Contingency for Project Generated CO's	45,486	0.96
Cubicles/Private Office Furniture (allowance)	20,000	0.42
Data Wiring (allowance)	20,000	0.42
Permits/Fees (Estimate)*	34,115	0.72
Architectural & Engineering **	45,486	0.96
Construction Management ***	37,961	0.80
TOTAL	**961,148**	**20.20**

* NIC any add for increased scope. Tenant process and other equipment NIC.

** Estimate pending receipt of design proposal.

*** Calculated as a percentage of hard costs, per lease. This fee is for the coordination and oversight of the entire process, including entitlements, etc.

**** Deduct for not moving the machine shop is $10,000

EXHIBIT B

(Continued)

Tenant Improvements

Floor Plan Details
10/03/14

Finished Good Relocated
Relocated
Spare
S/H Cubicles
FIRST LEVEL CONSTRUCTION PLAN

CONSTRUCTION NOTES

(13) WAP Locations (4 total)
(14) ~~Two EV charging stations~~

Second Floor Scope
1. ~~Halon system in Server Room~~
2. ~~Cost to install walkway over the Server Room~~
3. Install power and AV to center table in the Board room.
4. ~~Rerun AV and data wiring to the table in Innovation Conf Room~~

CONSTRUCTION PLAN KEY NOTES

(1) Machine Shop layout is preliminary, include new/relocated exhaust fan
(2) New roll up door with windows
(3) Drain for the air compressor, add cooling for air compressor
(4) Drain for the Lab and Breakroom sinks
(5) Blue epoxy coated fencing
(6) Epoxy floor throughout
(7) Relocated fencing, patch flooring
(8) Remove and relocate doors as shown
(9) Training Room, ~~Nana wall or folding partition wall~~, relocate fire extinguisher
(10) Typ - patch sheetrock, repair floor and ceiling
(11) Finish restroom core
(12) ~~Emergency Generator~~

CONSTRUCTION PLAN LEGEND

DES
ARCHITECTS
ENGINEERS

TARLTON PROPERTIES

MENLO BUSINESS PARK
BUILDING 17
1555 Adams Drive
Menlo Park, CA 94025

FIRST LEVEL
CONSTRUCTION PLAN

A2.01

Exhibit B

(continued)

Exhibit B (continued)

Note: For the colors, finishes and materials below, where such color, finish or material is not reasonably available in the marketplace for a commercially reasonable price and/or is not available for delivery to the Premises within a reasonable period of time (and in any event in time to meet the construction schedule required to meet the Expansion Premises Commencement Date), Lessor may substitute comparable color, finishes or materials which are reasonably available.

Exhibit B (continued)

Note: For the colors, finishes and materials below, where such color, inish or material is not reasonably available in the marketplace for a commercially reasonable price and/or is not available for delivery to the Premises within a reasonable period of time (and in any event in time to meet the construction schedule required to meet the Expansion Premises Commencement Date), Lessor may substitute comparable colors, finishes or materials which are reasonably available.

Exhibit B (continued)

Note: For the colors, finishes and materials below, where such color, finish or material is not reasonably available in the marketplace for a commercially reasonable price and/or is not available for delivery to the Premises within a reasonable period of time (and in any event in time to meet the construction schedule required to meet the Expansion Premises Commencement Date), Lessor may substitute comparable colors, finishes or materials which are reasonably available.

Exhibit B (continued)

Exhibit B (continued)

EXHIBIT C

LESSOR’S FURNITURE LICENSED TO LESSEE

C-1